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                                                                     EXHIBIT 3.2

                     LIMITED LIABILITY COMPANY AGREEMENT OF
                            QUALITY DISTRIBUTION, LLC

     This Limited Liability Company Agreement (this "Agreement") of QUALITY DISTRIBUTION, LLC, a Delaware limited liability company, dated and effective as of May 15, 2002, is entered into by QUALITY DISTRIBUTION, INC., a Florida corporation, as the sole member (the "Member").

     The Member has caused a limited liability company to be organized pursuant to and in accordance with the Delaware Limited Liability Company Act (6 Del. C.ss.18-101, et seq.), as amended from time to time (the "Act"). The Member hereby agrees as set forth below.

     1. Name. The name of the limited liability company is QUALITY DISTRIBUTION, LLC (the "Company").

     2. Purposes. The Company has been formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, engaging in any lawful act or activity for which limited liability companies may be formed under the Act.

     3. Powers. In furtherance of its purposes, but subject to all of the provisions of this Agreement, the Company shall have the power and is hereby authorized to:

        (a) acquire by purchase, lease, contribution of property or otherwise, own, hold, operate, maintain, demolish, sell, finance, mortgage, improve, assign, convey, transfer or otherwise dispose of any real or personal property that may be necessary, convenient or incidental to the accomplishment of the purposes of the Company;

        (b) act as a trustee, executor, nominee, bailee, director, officer, agent, guarantor or in some other fiduciary capacity for any person or entity and to exercise all of the powers, duties, rights and responsibilities associated therewith;

        (c) take any and all actions necessary, convenient or appropriate as trustee, executor, nominee, bailee, director, officer, agent, guarantor or other fiduciary, including the granting or approval of waivers, consents or amendments of rights or powers relating thereto and the execution of appropriate documents to evidence such waivers, consents or amendments;

        (d) borrow money and issue evidences of indebtedness in furtherance of any or all of the purposes of the Company, and secure the same by mortgage, pledge or other lien on the assets of the Company;

        (e) invest any funds of the Company pending distribution or payment of the same pursuant to the provisions of this Agreement;

        (f) prepay, in whole or in part, refinance, increase, modify or extend any indebtedness of the Company and, in connection therewith, execute any extensions,

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     renewals or modifications of any mortgage or security agreement securing such indebtedness;

        (g) enter into, perform and carry out contracts of any kind, including, without limitation, contracts with any person or entity affiliated with the Member, necessary to, in connection with, convenient to, or incidental to the accomplishment of the purposes of the Company;

        (h) employ or otherwise engage employees, managers, contractors, advisors, attorneys and consultants and pay reasonable compensation for such services;

        (i) enter into partnerships, limited liability companies, trusts, associations, corporations or other ventures with other persons or entities in furtherance of the purposes of the Company; and

        (j) do such other things and engage in such other activities related to the foregoing as may be necessary, convenient or incidental to the conduct of the business of the Company, and have and exercise all of the powers and rights conferred upon limited liability companies formed pursuant to the Act.

     4. Principal Business Office. The principal business office of the Company shall be located at such location as may hereafter be determined by the Member.

     5. Registered Office; Registered Agent. The registered office of the Company in the State of Delaware is located at 9 East Lookerman Street, Dover, Delaware 19901. The registered agent of the Company for service of process at such address is National Registered Agents, Inc.

     6. Membership Units. The Company shall be authorized to issue one thousand membership units ("Membership Units"), of which one-hundred shall be issued to the Member. Membership Units shall for all purposes be personal property. Membership Units may be certificated and, if so certificated, shall be securities within the meaning of Article 8 of the Uniform Commercial Code.

     7. Members. The name and the mailing address of the Member are as follows:

        Name                                     Address
        ----                                     -------

        Quality Distribution, Inc.               3802 Corporex Park Drive
                                                 Tampa, Florida 33619

     8. Limited Liability. Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and the Member shall not be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a member of the Company.

     9. Admission. The Member is deemed admitted to the Company as the Member on the date hereof and shall become bound by this Agreement upon its execution and delivery.

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     10.   Capital Contributions. The Member is not required to make any capital contribution to the Company. However, the Member may at any time make capital contributions to the Company.

     11. Allocation of Profits and Losses. The Company's profits and losses shall be allocated solely to the Member.

     12. Distributions. Distributions shall be made to the Member at the times and in the aggregate amounts determined by the Member. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make a distribution to the Member on account of its interest in the Company if such distribution would violate Section 18-607 of the Act or other applicable law.

     13. Management. Management of the Company shall be vested in a board of managers (the "Board of Managers"). In accordance with Section 18-402 of the Act, and subject to the delegation of rights and powers provided for herein and in the bylaws of the Company (as such bylaws may be amended from time to time, and as such are expressly incorporated by reference into this Agreement and made a part hereof, the "Bylaws"), the Board of Managers shall have the sole right to manage the business of the Company and shall have all powers and rights necessary, appropriate or advisable to effectuate and carry out the purposes and business of the Company. The authority of the Board of Managers over the conduct and business affairs of the Company shall be subject only to such limitations as are expressly stated in this Agreement or in the Act. The Board of Managers shall consist of that number of managers as shall be selected by the Member. Any manager or the entire Board of Managers may be removed, with or without cause, at any time by the Member. Newly created vacancies on the Board of Managers resulting from an increase in the number of managers on the Board of Managers and vacancies occurring on the Board of Managers for any other reason, including the removal of managers without cause, shall be filled by the Member.

     14. Officers. The Board of Managers may, from time to time as it deems advisable, select natural persons who are employees or agents of the Company and designate them as officers of the Company (the "Officers") and assign one or more titles (including, without limitation, President, Chief Executive Officer, Vice President, Secretary, and Treasurer) to any such person. The powers and authority of the Officers shall be set forth in the Bylaws. The assignment of such title shall constitute the delegation to such person of the authorities and duties that are normally associated with that office. Any delegation pursuant to this Section 14 may be revoked at any time by the Board of Managers. An Officer may be removed with or without cause by the Board of Managers.

     15. Other Business. The Member may engage in or possess an interest in other business ventures of every kind and description, independently or with others. The Company shall not have any rights in or to such independent ventures or the income or profits therefrom by virtue of this Agreement.

     16.   Exculpation and Indemnification.

        (a) The Member shall not be liable to the Company or any other person or entity who has an interest in the Company for any loss, damage or claim incurred by reason of

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     any act or omission performed or omitted by the Member in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on the Member by this Agreement, except that the Member shall be liable for any such loss, damage or claim incurred by reason of the Member's willful misconduct or gross negligence. To the full extent permitted by applicable law, the Member shall be entitled to indemnification from the Company for any loss, damage or claim incurred by the Member by reason of any act or omission performed or omitted by the Member in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on the Member by this Agreement, except that the Member shall not be entitled to be indemnified in respect of any loss, damage or claim incurred by the Member by reason of willful misconduct or gross negligence with respect to such acts or omissions; provided, however, that any indemnity under this Section 16 shall be provided out of and to the extent of Company assets only, and the Member shall not have personal liability on account thereof.

        (b) The Company shall, to the fullest extent authorized by the Act, indemnify and hold harmless the Member, any member of the Board of Managers, or any officer or employee of the Company from and against any and all claims and demands arising by reason of the fact that such person is, or was, a member, member of the Board of Managers, officer or employee of the Company.

     17. Assignments. The Member may at any time assign in whole or in part its Membership Units. If the Member transfers all of its interest in the Company pursuant to this Section 17, the transferee shall be admitted to the Company upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement. Such admission shall be deemed effective immediately prior to the transfer, and, immediately following such admission, the transferor Member shall cease to be a member of the Company.

     18. Resignation. The Member may at any time resign from the Company. If the Member resigns pursuant to this Section 18, an additional member shall be admitted to the Company, subject to Section 19 hereof, upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement. Such admission shall be deemed effective immediately prior to the resignation, and, immediately following such admission, the resigning Member shall cease to be a member of the Company.

     19. Admission of Additional Members. One or more additional members of the Company may be admitted to the Company with the written consent of the Member.

     20.   Dissolution.

        (a) The Company shall dissolve and its affairs shall be wound up upon the first to occur of the following: (i) the written consent of the Member;
     (ii) at any time there are no members of the Company unless, within 90 days of the occurrence of the event that terminated the continued membership of the last remaining member of the Company (the "Termination Event"), the personal representative of the last remaining member agrees in writing to continue the Company and to the admission to the Company of such personal representative or its nominee or designee as a Member, effective as of the occurrence of the Termination Event, and such successor or its nominee or designee shall

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     be admitted upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement; or (iii) the entry of a decree of judicial dissolution under Section 18-802 of the Act.

        (b) The bankruptcy of the Member shall not cause the Member to cease to be a member of the Company and upon the occurrence of such an event, the business of the Company shall continue without dissolution.

        (c) In the event of dissolution of the Company, the Company shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Company in an orderly manner), and the assets of the Company shall be applied in the manner, and in the order of priority, set forth in Section 18-804 of the Act.

     21. Separability of Provisions. Each provision of this Agreement shall be considered separable, and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Agreement that are valid, enforceable and legal.

     22. Entire Agreement. This Agreement constitutes the entire agreement of the Member with respect to the subject matter hereof.

     23. Governing Law. This Agreement shall be governed by, and construed under, the laws of the State of Delaware (without regard to conflict of laws principles), all rights and remedies being governed by said laws.

     24. Amendments. This Agreement may not be modified, altered, supplemented or amended except pursuant to a written agreement executed and delivered by the Member.

     25. Sole Benefit of Member. The provisions of this Agreement are intended solely to benefit the Member and, to the fullest extent permitted by applicable law, shall not be construed as conferring any benefit upon any creditor of the Company (and no such creditor shall be a third-party beneficiary of this Agreement), and no Member shall have any duty or obligation to any creditor of the Company to make any contributions or payments to the Company.

     26. Pledge of Security. Notwithstanding anything to the contrary herein, the Member can pledge equity of the Company as security for obligations under its financing arrangements and the holders of such security can exercise any and all remedies provided for in the relevant documentation governing such security.

                                    * * * * *

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     IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Limited Liability Company Agreement as of the day and year first above written.

                                      QUALITY DISTRIBUTION, INC.


                                      By: /s/ Thomas L. Finkbiner
                                          --------------------------------------
                                          Name:  Thomas L. Finkbiner
                                          Title: President and Chief Executive
                                                 Officer

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